Exhibit 8.1

Subsidiaries of the Registrant

Subsidiaries of Registrant	Jurisdiction of Incorporation	2025 Company voting rights (%)
Aptuit Global LLC, Princeton, US	Delaware	100.00
Aptuit (Verona) SRL, Verona, Italy	Italy	100.00
Aptuit (Oxford) Ltd., Abingdon, UK	England	100.00
Cyprotex Discovery Ltd., Manchester, UK	England	100.00
Cyprotex Ltd., Manchester, UK	England	100.00
Cyprotex US, LLC., Framingham, US	Delaware	100.00
Evotec Asia Pte. Ltd., Singapore*	Singapore	100.00
Evotec (France) SAS, Toulouse, France	France	100.00
Evotec ID (Lyon) SAS, Lyon, France	France	100.00
Evotec (Hamburg) GmbH, Hamburg, Germany	Germany	100.00
Evotec GT GmbH, Vienna, Austria*	Austria	100.00
Evotec (India) Private Ltd., Thane, India*	India	100.00
Evotec International GmbH, Hamburg, Germany	Germany	100.00
Evotec (Modena) Srl, Medolla, Italy	Italy	100,00
Evotec (UK) Ltd., Abingdon, UK	England	100.00
Evotec (US) Inc., Princeton, NJ, US	Delaware	100.00
Just-Evotec Biologics, Inc., Seattle, US	Delaware	100.00
NephThera GmbH, Hamburg, Germany	Germany	100.00

*In liquidation